UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC 20549

                            FORM 8-K
                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)  June 29, 2001





               HYDRO ENVIRONMENTAL RESOURCES, INC.
     (Exact name of registrant as specified in its charter)





Oklahoma               000-27825                  73-1552304
(State of             (Commission             (I.R.S. Employer
organization)         File Number)           Identification No.)

5725 S. Valley View, Suite 3, Las Vegas, NV  89118
(Address of principal executive offices)

Registrant's telephone number, including area code (702) 597-9070



----------------------------------------------------------------
 (Former name or former address, if changed since last report.)


ITEM 5.   OTHER EVENTS

On June 29, 2001, the Company entered into a Stock Purchase Agreement with PowerTek Holdings LTD, a Swiss holding company. The Company is preparing a Proxy Statement in which shareholder approval of the Agreement will be sought. Closing of the Agreement will be scheduled immediately following the Company's Annual Meeting which is proposed to the held on August 15, 2001, subject to SEC approval of the proxy materials.

Summary of the Agreement

PowerTek Holdings, Ltd., a Swiss holding company, desires to acquire from the Company (a) the number of shares of the Company's common stock such that after the acquisition of said shares, PowerTek shall have acquired 50% of the outstanding common stock of the Company, on a fully diluted basis (the "Shares"); and (b) an option to purchase from the Company up to the number of shares of the Company's outstanding common stock such that after PowerTek's full exercise of the option, PowerTek shall have acquired an additional 20% of the outstanding common stock of the Company, on a fully diluted basis (the "Option Shares").

Purchase Price

The purchase price for the Shares shall be $500,000. As additional consideration to the Company, during the two years following the Closing, PowerTek (or an affiliate) agrees to expend no less than $2,000,000 on research and development in the field of hydrogen powered fuel cell technology, which research and development and related technology shall be licensed to the Company on a non-exclusive, royalty free basis for a period of 7 years after the date of the commencement of said research and development subject to certain terms and conditions set forth in the Agreement.

Additional Agreements

1. Loans to the Company. Provided that the Company is not in default under the Agreement, prior to Closing, PowerTek agrees to advance to the Company up to $200,000, which shall be treated as loans from PowerTek to the Company, bearing interest at the rate of 10% per annum. Upon Closing, the amounts owing under the loans shall be credited against the $2,000,000 research and development expenditure obligation. If Closing does not occur for any reason, PowerTek shall have the option to either demand immediate payment in full of the loans or convert the amount of the loans to Hydro's common stock at 75% of the average of the quoted market price of the stock at the close of the 30 business days immediately preceding the demand conversion date. The Company agrees to deliver to PowerTek convertible promissory notes to memorialize such loans.
The Company's delivery to PowerTek of appropriate convertible notes is a condition to PowerTek's obligations to make any said loans.

2. Stock Warrants. At Closing, the Company shall issue to PowerTek a warrant to purchase the Option Shares at a purchase price equal to 75% of the average of the quoted market price of the stock at the close of the 30 business days immediately preceding the Warrant exercise date.

3. Board Appointments. At Closing, the Company agrees to cause certain shareholders to execute and deliver to PowerTek a Voting Agreement pursuant to which said shareholders shall agree to vote their common shares in the Company in a manner that ensures that PowerTek may nominate, elect and maintain a majority of the board of directors of the Company.

4. Relocation of the Company's Office. The Company agrees to relocate its principal place of business and head office to Sacramento, California upon 30 days' written notice at any time following the Closing.

5. Registration Rights. The Company agrees to execute and deliver to PowerTek a Registration Rights Agreement providing for the registration of PowerTek's common shares to be acquired under the Agreement.

6. No Further Interest in Company Going Concern. If, after Closing, PowerTek notifies the Company that it is not in favor of the Company continuing to develop or exploit the technology of the Company, then PowerTek agrees to cause at least one of its designated board members to resign from the Company's board and thereafter PowerTek agrees to vote for the director that the Company may nominate as the replacement director and any successor thereof.

Termination

The Agreement may be terminated at any time prior to or on the Closing Date by the Company or by PowerTek upon written notice to the other party. Under the Agreement, the Company granted to PowerTek, upon 24-hours' written notice delivered to the Company at any time until 72 hours after termination of the Agreement prior to Closing, the right to purchase and acquire from the Company the number of shares of the Company's outstanding common stock such that after PowerTek's full exercise of said option, PowerTek shall have acquired 19.9% of the outstanding common stock of the Company, on a fully diluted basis, against delivery to the Company of an amount equal to 75% of the average of the quoted market price of the stock at the close of the 30 business days immediately preceding the exercise date, times the number of such shares of stock with respect to which such option is being exercised. Upon termination of the Agreement, no party shall have any liability to the other except for the Company's obligations to repay the loans previously made to the Company by PowerTek, and to deliver the stock issuable upon exercise of the option granted to PowerTek upon termination.


                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                           Hydro Environmental Resources, Inc.

                           By: /s/Jack H. Wynn
                               Jack H. Wynn, President

                           Date: July 6, 2001